Exhibit 99.2

408 Ocean Plaza, 158 Fu Xing Men Nei Avenue, Xicheng District, Beijing, PRC

Telephone: (86-10) 66413377             Facsimile: (86-10) 66412855

February 26, 2021

To: Tuya Inc.

Re: Certain PRC Law Matters of Tuya Inc. (the “Company”)

Dear Sir/Madam,

We are qualified lawyers of the People’s Republic of China (the “PRC”, for the purpose of issuing this opinion, excluding Hong Kong Special Administration Region, Macau Special Administration Region and Taiwan) and as such are qualified to issue this opinion with respect to all laws, regulations, statutes, rules, decrees, guidelines, notices, and judicial interpretations and other legislations of the PRC currently in force and publicly available as of the date hereof (hereinafter referred to as the “PRC Laws”).

We are acting as your PRC legal counsel in connection with (a) the proposed initial public offering (the “Offering”) of certain number of American depositary shares (the “ADSs”), each representing certain number of ordinary shares of the Company (the “Ordinary Shares”), by the Company as set forth in the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “SEC”) in relation to the Offering, and (b) the proposed listing and trading of the Company’s ADSs on the [New York Stock Exchange or NASDAQ].

The following terms as used in this opinion are defined as follows.

“M&A Rules” means the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, which was issued by six PRC regulatory agencies, namely, the Ministry of Commerce, the State-owned Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, China Securities Regulatory Commission (the “CSRC”) and the State Administration for Foreign Exchange, on August 8, 2006 and became effective on September 8, 2006, as amended by the Ministry of Commerce on June 22, 2009.

“PRC OPERATING ENTITIES” means any and all PRC Subsidiaries and the Variable Interest Entity of the Company, which are listed in Schedule A hereto. “PRC Operating Entities” shall be construed accordingly.

For the purpose of giving this opinion, we have examined the originals or copies, certified or otherwise identified to our satisfaction, of corporate records, agreements, documents and other instruments provided to us and such other documents or certificates issued by governmental authorities or representations made by officials of government authorities or other public organizations and by officers or representatives of the Company as we have deemed necessary and appropriate as a basis for the opinions hereinafter set forth.

In rendering the opinions expressed below, we have assumed:

(a)	the authenticity of the documents submitted to us as originals and the conformity to the originals of the documents submitted to us as copies;

(b)	the truthfulness, accuracy and completeness of all corporate minutes, resolutions and documents of or in connection with the PRC Entities as they were presented to us;

(c)

that the documents and the corporate minutes and resolutions which have been presented to us remain in full force and effect as of the date hereof and have not been revoked, amended, varied or supplemented, except as noted therein;

(d)

in response to our due diligence inquiries, requests and investigation for the purpose of this opinion, all the relevant information and materials that have been provided to us by the Company and the PRC Entities, including all factual statements in the documents and all other factual information provided to us by the Company and the PRC Entities, and the statements made by the Company, the PRC Entities and relevant government officials, are true, accurate, complete and not misleading, and that the Company has not withheld anything that, if disclosed to us, would reasonably cause us to alter this opinion in whole or in part. Where important facts were not independently established to us, we have relied upon certificates issued by governmental authorities and appropriate representatives of the Company and/or other relevant entities and/or upon representations made by such persons in the course of our inquiry and consultation;

(e)

that all parties to the documents provided to us in connection with this opinion, other than the PRC Entities, have the requisite power and authority to enter into, and have duly executed, delivered and/or issued those documents to which they are parties, and have the requisite power and authority to perform their obligations thereunder; and

(f)	with respect to all parties, the due compliance with, and the legality, validity, effectiveness and enforceability under, all laws other than the laws of the PRC.

We do not purport to be experts on and do not purport to be generally familiar with or qualified to express legal opinions on any laws other than the laws of the PRC and accordingly express no legal opinion herein on any laws of any jurisdiction other than the PRC.

Based on the foregoing and subject to the qualifications set out below, we are of the opinion that, as of the date hereof, so far as PRC Laws are concerned:

1.

VIE Structure. The ownership structure of the PRC Operating Entities, both currently and immediately after giving effect to the Offering, do not and will not contravene applicable PRC Laws. Each of the VIE Agreements is valid and binding upon each party thereto and enforceable against each party thereto in accordance with its terms and applicable PRC Laws. There are, however, substantial uncertainties regarding the interpretation and application of PRC Laws and future PRC laws and regulations, and there can be no assurance that the Governmental Agencies will take a view that is not contrary to or otherwise different from our opinion stated above.

2.

PRC Operating Entities. Based on our understanding of the current PRC Laws, (i) the ownership structures of the PRC Operating Entities, both currently and immediately after giving effect to the Offering, do not and will not contravene any applicable PRC Laws currently in effect; and (ii) the contractual arrangements among the PRC Operating Entities, their respective shareholder(s) governed by PRC Laws are valid and binding upon each party to such arrangements and enforceable against each party thereto in accordance with their terms and applicable PRC Laws currently in effect, and will not contravene any PRC Laws currently in effect. However, there are substantial uncertainties regarding the interpretation and application of PRC Laws and future PRC laws and regulations, and there can be no assurance that the PRC regulatory authorities will not take a view that is contrary to or otherwise different from our opinion stated above.

3.

M&A Rule. According to “Provisions Regarding Mergers and Acquisitions of Domestic Enterprises by Foreign Investors”(the “M&A Rule”), issued by the Ministry of Commerce, the State-owned Assets Supervision and Administration Commission, the State Administration of Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission (the “CSRC”), and SAFE on August 8, 2006, offshore special purpose vehicles, or SPVs, formed for listing purposes through acquisitions of PRC domestic companies and controlled by PRC individuals is required to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock exchange. The CSRC approval requirement applies to SPVs that acquired equity interests in PRC companies through share swaps and using cash. On September 21, 2006, pursuant to the M&A Rule and other PRC laws and regulations, the CSRC, in its official website, promulgated relevant guidance with respect to the issues of listing and trading of domestic enterprises securities on overseas stock exchanges, including a list of application materials with respect to the listing on overseas stock exchanges by SPVs. We are of the view that the M&A Rule and related regulations do not require that the Company obtain prior CSRC approval for the listing and trading of its American Depositary Shares (the “ADSs”) on the [New York Stock Exchange or NASDAQ]. However, we cannot exclude the possibility that the CSRC or other relevant PRC Government Agencies might, from time to time, further clarify or interpret the M&A Rules in writing or orally and require their approvals be obtained for the Offering.

4.

Enforceability of Civil Procedures. The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of PRC Civil Procedures Law based either on treaties between China and the jurisdiction where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against a company or its directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or the Cayman Islands.

5.

Taxation. The statements made in the Registration Statement under the caption “Taxation—People’s Republic of China Taxation,” with respect to the PRC tax laws and regulations or interpretations, constitute true and accurate descriptions of the matters described therein in all material aspects and such statements represent our opinion.

6.

Statements in the Prospectus. To the best of our knowledge after due and reasonable inquiry, the statements set forth in the Registration Statement under the captions “Prospectus Summary,” “Risk Factors,” “Use of Proceeds,” “Dividend Policy,” “Enforceability of Civil Liabilities,” “ Our History and Corporate Structure,” “Business,” “Regulation,” and “Taxation”, in each case insofar as such statements describe or summarize PRC legal or regulatory matters, are true and accurate in all material aspects, and correctly set forth therein, and nothing has come to our attention, insofar as the PRC Laws are concerned, that causes us to believe that there is any omission which will cause such statements misleading in any material respect.

The foregoing opinion is further subject to the following qualifications:

(a)	we express no opinion as to any Laws other than the PRC Laws in force on the date of this opinion;

(b)

the PRC Laws referred to herein are Laws currently in force and there is no guarantee that any of such Laws, or the interpretation thereof or enforcement therefore, will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect;

(c)	this opinion is intended to be used in the context which is specifically referred to herein and each section should be looked on as a whole regarding the same subject matter; and

(d)

this opinion is subject to the effects of (i) certain legal or statutory principles affecting the validity and enforceability of contractual rights generally under the concepts of public interest, social ethics, national security, good faith, fair dealing, and applicable statutes of limitation; (ii) any circumstance in connection with formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent, coercionary or concealing illegal intentions with a lawful form; (iii) judicial discretion with respect to the availability of indemnifications, remedies or defenses, the calculation of damages, the entitlement to attorney’s fees and other costs, and the waiver of immunity from jurisdiction of any court or from legal process; and (iv) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in the PRC.

This opinion is delivered in our capacity as the Company’s PRC legal counsel solely for the purpose of the Registration Statement publicly submitted to the SEC on the date of this opinion and may not be used for any other purpose without our prior written consent.

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the reference to our name in such Registration Statement. We do not thereby admit that we fall within the category of the persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours faithfully,
/s/ Jia Yuan Law Offices

Jia Yuan Law Offices

Schedule A

PRC OPERATING ENTITIES

PRC Subsidiaries and branches

1. Hangzhou Tuya Information Technology Co., Ltd.（杭州涂鸦信息技术有限公司）.

2. Hefei Tuya Smart Technology Co., Ltd. （合肥涂鸦智能科技有限公司）.

3. Zhejiang Tuya Smart Electronics Co., Ltd.（浙江涂鸦智能电子有限公司）.

4. Guangdong Tuya Smart Information Technology Co.,Ltd.（广东涂鸦智能信息技术有限公司）.

5. Xiamen Tuya Technology Co., Ltd.（厦门涂鸦科技有限公司）.

6. Hangzhou Tuya Information Technology Co., Ltd Shanghai Branch（杭州涂鸦信息技术有限公司上海分公司）.

7. Hangzhou Tuya Information Technology Co., Ltd Shenzhen Branch（杭州涂鸦信息技术有限公司深圳分公司）.

Variable Interest Entity

1. Hangzhou Tuya Technology Co., Ltd （杭州涂鸦科技有限公司）.